Exhibit 99.1

Cherokee Inc.	Addo Communications, Inc.
5990 Sepulveda Blvd., Suite 600	12121 Wilshire Blvd, Suite 775
Sherman Oaks, CA 91411	Los Angeles, CA 90025
(818) 908-9868	(310) 829-5400
Contact: Jason Boling, CFO	Contact: Patricia Nir/Kimberly Esterkin

For Immediate Release:

Cherokee Inc. Reports First Quarter 2014 Financial Results

•                  Q1 revenues up 7.2% year-over-year

•                  Expanded e-commerce presence in Asia; RT Mart China retail sales up 46% over Q1 2013

•                  Landmark Group’s Max Stores launch the Cherokee brand at 48 stores in the Middle East

•                  $1.0 million in fees related to the material weaknesses identified in the 2013 annual report

SHERMAN OAKS, CA (June 13, 2013) — Cherokee Inc. (NASDAQ: CHKE), a global marketer of style-focused lifestyle brands, today reported financial results for the first quarter ended May 4, 2013.

Net revenues for the quarter were $8.1 million, up approximately 7.2% from $7.5 million in the prior-year period. The increase in revenues was primarily the result of revenues from Liz Lange and higher revenues from other international licensees partially offset by a decrease in royalty revenues at Zellers due to their recent closing.

SG&A expenses, which include the amortization of trademarks, totaled $5.4 million, compared to $4.2 million in the first quarter of Fiscal 2013.  Included in this increase in SG&A for the quarter are $1.0 million of professional and consulting fees that we believe will not recur and are related to the identification and remediation of weaknesses identified in the Company’s 10-K/A for the Fiscal Year 2013. These fees included audit fees, legal fees and consulting fees to evaluate Cherokee’s control systems and procedures, perform SOX related testing and compliance work, and provide additional analysis around tax provision, expense oversight and reconciliation analysis.

Management believes that these expenses make it difficult for investors to evaluate the underlying performance of the business and that non-GAAP net income excluding these expenses and related tax effects provides a useful measure of performance for the quarter as it offers consistency and comparability with past financial performance, facilitates period-to-period comparisons, and enables better comparisons with other peer companies. Excluding these items, first quarter 2014 adjusted net income totaled $2.2 million or $0.27 per diluted share, up from $2.1 million, or $0.25 per diluted share, in the first quarter of 2013.  Please refer to the reconciliation of GAAP to non-GAAP financial measures included at the end of this press release for more information on adjusted net income and adjusted EPS.

For the quarter, the Company generated GAAP net income of $1.6 million, or $0.19 per diluted share, compared to GAAP net income of $2.1 million or $0.25 per diluted share in the prior-year time period.

“Our progress in the first quarter has positioned us well for continued growth throughout Fiscal 2014,” said Cherokee Chief Executive Officer, Henry Stupp. “We are especially pleased with our success in Asia where an expanded online presence and the rollout of additional Cherokee product offerings have contributed to a 46% increase in retail sales at RT Mart and a 21% increase in retail sales at Nishimatsuya over the prior year.”

“We also remain encouraged by our domestic growth potential as we head into the important back-to-school season. Target’s sales of Cherokee branded merchandise for the month of May alone experienced a double-digit increase.  In addition, since our re-launch in Tesco stores sales of Cherokee branded products are also up double-digits on a year-over-year basis in local currency. While we know it takes time to revitalize a relationship, we remain cautiously optimistic that we are off to a solid start with Tesco.”

Mr. Stupp concluded, “Just subsequent to the first quarter, we announced the launch of the Cherokee brand at Landmark Group’s Max Stores, the largest value fashion brand chain in the Middle East. Max is an incredible organization with a lot of depth.  Their team truly knows how to sell, make, and market product, and we expect great things from the retailer in the future.”

At May 4, 2013, the Company had cash and cash equivalents of $1.1 million, compared to $2.4 million at February 2, 2013 due to the timing of the Company’s receipt of royalty payments.

Conference Call

The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET.  To participate in the call, please dial (877) 407-0784 (U.S.) or (201) 689-8560 (International) ten minutes prior to the start time and use conference ID: 415684. The earnings call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at http://www.cherokeegroup.com.  A slide presentation will accompany the prepared remarks and has been posted along with the webcast link on Cherokee’s website.

For those unable to participate during the live broadcast, a replay will be through Thursday, June 20, 2013, at 8:59 p.m. PT / 11:59 p.m. ET.  To access the replay, dial (877) 870-5176 (U.S.) or (858) 384-5517 (International) and use conference ID: 415684.

About Cherokee Inc.

Cherokee Inc. is a global marketer and manager of a portfolio of Fashion and Lifestyle brands including Cherokee®, Carole Little®, Liz Lange® and Sideout®, in multiple consumer product categories and sectors around the world. The Company’s annual global retail sales of owned brands are approaching $2 billion with license agreements with premier retailers and manufacturers covering over 40 countries around the world including Target Stores (U.S. and Canada), Tesco (U.K., Ireland and certain Central European countries), Zellers (Canada), RT-Mart (Peoples Republic of China), Pick ‘n Pay (South Africa), Falabella (Chile, Peru and Colombia), Arvind Mills (India and certain Middle Eastern countries), Shufersal LTD.(Israel), Comercial Mexicana (Mexico), Eroski (Spain), Nishimatsuya (Japan), Magnit (Russia), Landmark Group’s Max Stores (certain Middle East and North Africa countries), and the TJX Companies (U.S., Canada and Europe).

Statements included within this news release may contain forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used, the words “anticipates,” “believes,” “expects,” “may,” “should” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding potential future business development) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of global economic conditions, the financial condition of the apparel and retail industry, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee, Liz Lange, Completely Me, Sideout and Carole Little branded products, the Company’s dependence on Target for most of the Company’s revenues and the Company’s dependence on its key management personnel. The risks included here are not exhaustive. A further list and description of these risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K/A for Fiscal Year 2013, and in its periodic reports on Forms 10-Q and 8-K. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

This release also includes a discussion of “non-GAAP financial measures” as that term is defined in Regulation G, including non-GAAP SG&A and earnings per share.  The most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results prepared in accordance with GAAP are provided below.  Management believes that the expenses incurred related to the material weaknesses make it difficult for investors to evaluate the underlying performance of the business and that non-GAAP net income excluding these expenses and related tax effects provides a useful measure of performance for the quarter as it offers consistency and comparability with past financial performance, facilitates period-to-period comparisons, and enables better comparisons with other peer companies.  Cherokee’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cherokee’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cherokee may not be comparable to similarly titled amounts reported by other companies.

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

(amounts in thousands, except share and per share amounts)

	May 4, 2013	February 2, 2013
Assets
Current assets:
Cash and cash equivalents	$1,109	$2,424
Receivables	8,152	5,147
Income taxes receivable	307	779
Prepaid expenses and other current assets	498	426
Deferred tax asset	48	48
Total current assets	10,114	8,824
Trademarks, net	22,159	22,131
Deferred tax asset	1,783	1,693
Property and equipment, net	1,157	945
Other assets	57	59
Total assets	$35,270	$33,652
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrueds	$2,289	$1,125
Short term debt	3,527	3,291
Income taxes payable	1,334	1,316
Accrued dividends	840	840
Deferred revenue	108	80
Accrued compensation payable	192	63
Total current liabilities	8,290	6,715
Long term liabilities:
Long term debt	12,347	13,228
Other non-current	151	183
Total liabilities	20,788	20,126
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $.02 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,400,168 issued and outstanding at May 4, 2013 and 8,400,168 issued and outstanding at February 2, 2013	167	167
Additional paid-in capital	20,423	20,249
Retained earnings (deficit)	(6,108)	(6,890)
Total stockholders’ equity	14,482	13,526
Total liabilities and stockholders’ equity	$35,270	$33,652

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(amounts in thousands, except per share amounts)

	Three months ended
	May 4, 2013	April 28, 2012
Royalty revenues	$8,053	$7,514
Selling, general and administrative expenses	5,372	4,153

Operating income	2,681	3,361

Other income (expense):
Interest (expense)	(132)	(51)
Interest income and other income (expense), net	(9)	12

Total other income (expense), net	(141)	(39)

Income before provision for income taxes	2,540	3,322

Income tax provision	918	1,251

Net income	$1,622	$2,071

Basic earnings per share	$0. 19	$0. 25

Diluted earnings per share	$0. 19	$0. 25

Weighted average shares outstanding:
Basic	8,393	8,387

Diluted	8,420	8,389

Dividends declared per share	$0. 10	$0. 20

CHEROKEE INC.

GAAP TO NON-GAAP FINANCIAL METRICS

Unaudited

(amounts in thousands, except percentages and per share amounts)

	Three months ended
	May 4, 2013	April 28, 2012

GAAP Royalty revenues	$8,053	$7,514

Selling, general and administrative expenses:
GAAP Selling, general and administrative expenses	5,372	4,153
Professional fees*	958	—
Non-GAAP selling, general and administrative expenses	4,414	4,153
Non-GAAP selling, general and administrative expenses as a percentage of revenue	55%	55%

Operating income:
GAAP Operating income	2,681	3,361
Professional fees*	958	—
Non-GAAP Operating income	3,639	3,361
Non-GAAP Operating income as a percentage of revenue	45%	45%

Net income:
GAAP Net income	1,622	2,071
Professional fees*	958	—
Tax affect	(346)	—
Non-GAAP Net income	$2,234	$2,071

Non-GAAP Diluted earnings per share	$0.27	$0.25

Weighted average diluted shares outstanding:	8,420	8,389

EBITDA:
GAAP EBITDA	3,168	3,736
Professional fees*	958
Non-GAAP EBITDA	$4,126	$3,736
Non-GAAP EBITDA as a percentage of revenue	51%	50%

Effective Tax Rate:	36.1%	37.7%

*$958 of professional and consulting fees that we believe will not recur and are related to the identification and remediation of weaknesses identified in the Company’s 10-K/A for the Fiscal Year 2013. These fees included audit fees, legal fees and consulting fees to evaluate Cherokee’s control systems and procedures, perform SOX related testing and compliance work, and provide additional analysis around tax provision, expense oversight and reconciliation analysis.